Exhibit 99.1

Report of Independent Auditors

The Board of Control of
Cedar Bay Generating Company, L.P.

We have audited the accompanying balance sheet of Cedar Bay Generating Company, L.P. as of December 31, 2002 and the related statements of operations, changes in partners' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Cedar Bay Generating Company, L.P. for the year ended December 31, 2001, were audited by other auditors who have ceased operations and whose report dated January 23, 2002 (except with respect to the matter discussed in Note 7, as to which the date was February 7, 2002), expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 financial statements referred to above present fairly, in all material respects, the financial position of Cedar Bay Generating Company, L.P. at December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As more fully described in Note 1, the Partnership has incurred recurring operating losses, has a working capital deficiency, a partners' capital deficit and has not made required debt service payments on a timely basis. In addition, the Partnership's projections for 2003 reflect a continued inability to make certain debt payments under its Senior Debt Agreement when due. These conditions raise substantial doubt about the Partnership's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

    /s/   Ernst & Young LLP

February 24, 2003
McLean, Virginia